UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

_________________

Date of Report (Date of earliest event reported): December 4, 2014

Centrus Energy Corp.

(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Democracy Center
6903 Rockledge Drive
Bethesda, MD 20817
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (301) 564-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Certificate of Incorporation of Centrus Energy Corp. (“Centrus”), the holders of a majority of the voting power of the outstanding shares of Class B common stock of Centrus, voting as a separate class, have the right to elect a total of two qualified directors to the Board of Directors of Centrus, subject to certain limitations.  Toshiba America Nuclear Energy Corporation (“Toshiba”) and Babcock & Wilcox Investment Company are the holders of all currently outstanding shares of Class B common stock of Centrus. Effective December 4, 2014, Theodore (Ted) Dalheim, Jr. was elected to the Centrus Board of Directors to fill the vacancy in one of the Class B -elected Director positions. Mr. Hiroshi Sakamoto, senior vice president and board director, Toshiba America Nuclear Energy Corporation, fills the other Class B-elected position on the Centrus Board.

Mr. Dalheim, age 52, is Vice President of Finance and Group Controller for Babcock & Wilcox Government & Nuclear Operations Group, Inc. (“B&W GNOG”) Mr. Dalheim previously held positions with The Babcock and Wilcox Company and its affiliate companies (collectively “B&W”) as Vice President, Finance for B&W Nuclear Operations Group, Inc., B&W Nuclear Energy, Inc., B&W mPower, Inc. and Generation mPower LLC and Group Controller for B&W Power Generation Group, Inc. Prior to joining B&W in 2007, he served as Vice President, Chief Financial Officer and Corporate Secretary of Marine Mechanical Corporation (now B&W NOG-Euclid).

Centrus, B&W and Toshiba are parties to a strategic relationship agreement, a supplementary strategic relationship agreement and other agreements or arrangements described in the Company’s current reports on Form 8-K filed with the Securities and Exchange Commission on May 25, 2010, August 4, 2014, and September 5, 2014.  Centrus and B&W also are parties to a settlement agreement described in the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on June 30, 2014. B&W and Toshiba are stockholders of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Centrus Energy Corp.

December 10, 2014	By:	/s/ John C. Barpoulis
John C. Barpoulis
Senior Vice President and Chief Financial Officer
(Principal Financial Officer)